Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Braemar Hotels & Resorts Inc.

Dallas, Texas

We hereby consent to the incorporation by reference in this Registration Statement of our reports dated March 10, 2022, relating to the consolidated financial statements and the effectiveness of Braemar Hotels & Resorts Inc.’s internal control over financial reporting, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ BDO USA, LLP

BDO USA, LLP

Dallas, Texas

May 12, 2022

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.